EXHIBIT 10.3

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                            WAUWATOSA HOLDINGS, INC.

                           2006 EQUITY INCENTIVE PLAN

                           RESTRICTED STOCK AGREEMENT
                                   (EMPLOYEES)


     A. An AWARD for a total of ____________ shares of common stock, par value $0.01 per share, of Wauwatosa Holdings, Inc. (the "Company") is hereby granted to ___________________________________ (the "Recipient"), subject in all respects to the terms and provisions of the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan (the "Plan"), which has been approved by the board of directors of the Company and the stockholders of the Company, which is incorporated herein by reference. The terms of this Restricted Stock Agreement are subject to the terms and conditions of the Plan, except where otherwise indicated. The Recipient is an employee of Wauwatosa Savings Bank (the "Bank") or of an affiliate of the Company or the Bank.

     B. The shares of common stock awarded hereunder (hereinafter referred to as the "Restricted Stock") shall bear a legend restricting the transferability of such common stock. The Restricted Stock awarded to the Recipient shall not be sold, assigned, transferred, pledged, or otherwise encumbered by the Recipient, except as hereinafter provided, until such Restricted Stock has vested (the "Restricted Period"). All of the shares of Restricted Stock granted hereunder shall vest in five (5) approximately equal annual installments, with the first installment vesting on the first anniversary of the date of grant, or on __________ __, 2008, and succeeding installments on each anniversary thereafter through ___________ __, 2012. To the extent that the shares of Restricted Stock awarded are not evenly divisible by "five" (5), then the shares of Restricted Stock in excess of those evenly divisible by 5 shall vest at the rate of one per year, commencing with the initial installment vesting and continuing until each such share of Restricted Stock is fully vested. For example, an award of 103 shares would vest at the rate of 21 shares on the first, second and third anniversaries of the date of grant, and at the rate of 20 on the fourth and fifth anniversaries of the date of grant.

     C. The Recipient shall receive a certificate or certificates representing the shares of Restricted Stock that have been awarded to him. Upon receipt of the Restricted Stock certificates representing the shares awarded hereunder, the Recipient shall execute and return to the Company a stock power or powers endorsed in blank covering all such shares of Restricted Stock. Pursuant to the terms of the Plan, the certificate or certificates representing the Recipient's Restricted Stock Award shall be held in custody by the Company until the restrictions have lapsed.

     D. The Recipient shall have the right to vote the shares of Restricted Stock during the Restricted Period, provided that all voting rights shall lapse and terminate if the shares of Restricted Stock are forfeited pursuant to Paragraph E below. Cash dividends paid during the Restricted Period with respect to the shares of Restricted Stock shall be distributed to the Recipient when paid upon the underlying shares of common stock, and dividends payable in stock shall be paid in the form of additional Restricted Stock.

     E. Upon the termination of a Recipient's employment with the Bank (or an affiliate) for any reason other than death, disability or Change in Control (as defined in the Plan), all shares of Restricted Stock awarded to such Recipient which have not vested as of the date of termination shall be forfeited by such Recipient. In the event the Recipient's employment with the Bank, the Company or an affiliate terminates due to death, disability or following a Change in Control, the Restricted Stock allocated to the Recipient which, as of the date of termination has not yet vested, shall be deemed to vest as of the Recipient's last day of employment with the Bank, the Company or an affiliate.

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     F. At the time the Restricted Stock vests under the Plan, the Company shall deliver to the Recipient shares of common stock of the Company representing the amount earned, absent any restrictions that may have been imposed under the Plan. Upon delivery of the shares of common stock to the Recipient, the Recipient shall execute and return to the Company an Acknowledgment of Receipt of Earned Shares, in the form attached hereto.

     G. A copy of the Plan governing this Restricted Stock Award is attached hereto. The Recipient is invited to review all the provisions of the Plan governing this award.

     H. The Recipient acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he is familiar with the terms and provisions thereof. The Recipient hereby accepts this award, subject to all the terms and provisions of the Plan. The Recipient hereby agrees to accept as binding, conclusive, and final, all decisions and interpretations of the Committee upon any questions arising under the Plan. As a condition to the issuance of shares of common stock of the Company under this award, the Recipient authorizes the Company to deduct from the settlement of an award any taxes required to be withheld by the Company under federal, state, or local law as a result of his receipt of this award.

Date:
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ATTEST:                                     WAUWATOSA HOLDINGS, INC.



_______________________________             ___________________________________


WITNESS:                                    RECIPIENT


_______________________________             ___________________________________


 This Restricted Stock Agreement must be executed in duplicate originals, with one original retained by the Company and one original retained by the Recipient.